EXHIBIT NO. EX-99.h.2

                    FUND ADMINISTRATION SERVICING AGREEMENT

     This Agreement is made and entered into as of the 18th day of November, 1996, by and between The Rockland Funds Trust, a Delaware business trust (hereinafter referred to as the "Company") and Firstar Trust Company, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FTC").

     WHEREAS, the Company is an open-ended management investment company which is registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Company is authorized to create separate series, each with its own separate investment portfolio;

     WHEREAS, FTC is a trust company and, among other things, is in the business of providing fund administration services for the benefit of its customers; and

     WHEREAS, the Company desires to retain FTC to act as Administrator for each series of the Company listed on Schedule A attached hereto (hereinafter collectively referred to as the "Funds"), as may be amended from time to time.

     NOW, THEREFORE, the Company and FTC do mutually promise and agree as follows:

I.   Appointment of the Administrator

     The Company hereby appoints FTC as Administrator of the Funds on the terms and conditions set forth in this Agreement, and FTC hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

II.  Duties and Responsibilities of FTC

     A.   General Fund Management

          1.   Act as liaison among all Company service providers

          2.   Coordinate Board communication by:

               a.   Assisting Company counsel in establishing meeting agendas

               b. Preparing Board reports based on financial and administrative data

               c.   Evaluating independent auditor

               d. Securing and monitoring fidelity bond and director and officer liability coverage, and making the necessary SEC filings relating thereto

               e.   Preparing minutes of meetings of the Board and shareholders

          3.   Audits

               a. Prepare appropriate schedules and assist independent auditors

               b.   Provide information to SEC and facilitate audit process

               c.   Provide office facilities

          4.   Assist in overall operations of the Company

          5. Maintain the Company's governing documents, including the Trust Instrument, the By-laws and the minute book

     B.   Compliance

          1.   Regulatory Compliance

               a.   Monitor compliance with 1940 Act requirements, including:

                    1)  Asset diversification tests

                    2)  Total return and SEC yield calculations

                    3)  Maintenance of books and records under Rule 31a-3

                    4)  Code of Ethics

               b. Monitor compliance with the policies and investment limitations of each Fund as set forth in the Funds' Prospectus and Statement of Additional Information

          2.   Blue Sky Compliance

               a. Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the registration of the securities of the Company so as to enable the Company to make a continuous offering of its shares

               b.   Monitor status and maintain registrations in each state

          3.   SEC Registration and Reporting

               a. Assist Company counsel in updating Prospectus and Statement of Additional Information and in preparing proxy statements and Rule 24f-2 notices

               b.   Prepare annual and semiannual reports

               c. Coordinate the printing of publicly disseminated Prospectuses and reports

          4.   IRS Compliance

               a. Monitor Company's status as a regulated investment company under Subchapter M through review of the following:

                    1)   Asset diversification requirements

                    2)   Qualifying income requirements

                    3)   Distribution requirements

               b.   Monitor short-short testing

               c. Calculate required distributions (including excise tax distributions)

     C.  Financial Reporting

         1. Provide financial data required by Funds' Prospectus and Statement of Additional Information

         2. Prepare financial reports for shareholders, the Board, the SEC, and independent auditors

         3. Supervise the Company's Custodian and Fund Accountants in the maintenance of the Company's general ledger and in the preparation of the Company's financial statements, including oversight of expense accruals and payments, of the determination of net asset value of each Fund's net assets and of each Fund's shares, and of the declaration and payment of dividends and other distributions to shareholders

     D.  Tax Reporting

         1. Prepare and file on a timely basis appropriate federal and state tax returns including Forms 1120/8610 with any necessary schedules

         2.    Prepare state income breakdowns where relevant

         3. File Form 1099 Miscellaneous for payments to directors and other service providers

         4.    Monitor wash losses

         5.    Calculate eligible dividend income for corporate shareholders

III. Compensation

     The Company, on behalf of the Funds, agrees to pay FTC for the performance of the duties listed in this Agreement and the fees and out-of-pocket expenses as set forth in the attached Schedule B.

     The Company agrees to pay all fees and reimbursable expenses within ten
     (10) business days following the mailing of the billing notice.

IV.  Performance of Service; Limitation of Liability

     A. FTC shall exercise reasonable care in the performance of its duties under this Agreement. FTC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Company shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FTC by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Trustees of the Company.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

          Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

     B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Company may be asked to indemnify or hold FTC harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FTC will use all reasonable care to notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company. The Company shall have the option to defend FTC against any claim which may be the subject of this indemnification. In the event that the Company so elects, it will so notify FTC and thereupon the Company shall take over complete defense of the claim, and FTC shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. FTC shall in no case confess any claim or make any compromise in any case in which the Company will be asked to indemnify FTC except with the Company's prior written consent.

     C. FTC shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Company by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

V.   Proprietary and Confidential Information

     FTC agrees on behalf of itself and its directors, officers, and employees to treat confidentiality and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

VI.  Data Necessary to Perform Services

     The Company or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

VII. Terms of the Agreement

     This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. The Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

     The terms of this Agreement shall not be waived, altered, modified, amended, or supplemented in any manner whatsoever except by a written instrument signed by FTC and the Company.

VIII.Duties in the Event of Termination

     In the event that, in connection with termination, a successor to any of FTC's duties or responsibilities hereunder is designated by the Company by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which FTC has maintained, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records, and other data by such successor.

IX.  Choice of Law

     This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

X.   Notices

     Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
     Notice to FTC shall be sent to P.O. Box 2054, Milwaukee, Wisconsin 53201, and notice to the Company shall be sent to The Rockland Funds Trust, 100 South Rockland Falls Road, Rockland, DE 19732.

XI.  Records

     FTC shall keep records relating to the services to be performed hereunder in the form and manner and for such period as it may deem advisable and is agreeable to the Company but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. FTC agrees that all such records prepared or maintained by FTC relating to the services to be performed by FTC hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of The day and year first written above.

The Rockland Funds Trust:                        Firstar Trust Company:

By: /s/Charles S. Cruice, President              By: /s/Michael McVoy
    ---------------------------------               ----------------------------
    Charles S. Cruice, President

Attest: /s/Amie Severem                          Attest: /s/Gail M. Zess
        ----------------------                          ------------------------

                                                                      Schedule A
                                                                      ----------

                  SEPARATE SERIES OF THE ROCKLAND FUNDS TRUST
                  -------------------------------------------

Name of Series                                              Date Added
--------------                                              ----------
The Rockland Growth Fund                                    November 18, 1996
- Retail Class
- Institutional Class

                       FUND ADMINISTRATION AND COMPLIANCE

                              ANNUAL FEE SCHEDULE

                                                                      Schedule B

                         Rockland Small Cap Growth Fund

Effective Date 01/01/00

Annual fee based upon fund group assets:

     7 basis points on the first $200 million
     6 basis points on the next $500 million
     4 basis points on the balance
     Minimum Annual Fee:
          $35,000 first fund
          $20,000 each additional fund or class

NAV/Fund Data Feeds
$50 per class per month

Daily Fund/Class Performance
$100 per class per month
(with Firstar as Fund Accountant)

Extraordinary services quoted separately.

Plus out-of-pocket expense reimbursements, including but not limited to:

          Postage
          Programming
          Stationery
          Proxies
          Retention of records
          Special reports
          Federal and state regulatory filing fees
          Certain insurance premiums
          Expenses from Board of Trustees meetings
          Auditing and legal expenses
          All other out-of-pocket expenses

Fees and out-of-pocket expense reimbursements are billed monthly